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                                                                      EXHIBIT 23


              Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the captions "Experts" and "Selected Financial Information" in the Registration Statement (Form S-4) and related Prospectus (for 6,479,376 shares of common stock) of Alco Standard Corporation for the registration of 5,000,000 shares of its common stock and to the incorporation by reference therein of our report dated October 17, 1995 (except for the stock split described in Note 1, as to which the date is November 9, 1995), with respect to the consolidated financial statements and schedule of Alco Standard Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended September 30, 1995, filed with the Securities and Exchange Commission.

                                                  Ernst & Young LLP

Philadelphia, Pennsylvania
March 14, 1996